Exhibit 99.1 — Press Release
Vapor Corp. Announces Third Quarter 2010 Financial Results
HALLANDALE, FL — (Marketwire) — 11/17/10 — Vapor Corp. (OTCBB: VPCO) today reported its results of operations for the Third Quarter, 2010:

Vapor Corp. (VPCO)	EARNINGS DIGEST
Three Months Ended September 30:	2010	2009
Revenues	$2,780,399	$1,437,062
Net income	$(68,871)	$(42,763)
Earnings per share — basic and diluted	$(0.00)	$(427.63)
Weighted average shares — basic and diluted	60,005,301	100

Kevin Frija, President and CEO, indicated the Company’s 2010 3rd Quarter Revenues have improved $1,343,337 or 93.48% from Revenues in the 3rd Quarter of 2009, and Net Income decreased $26,108 or 61% from the same period last year. The Company’s revenues for the nine months ended September 30th 2010 were $7,520,223 — a 67.7% increase over the $4,484,729 generated for the same period last year.
Revenue for the three and nine months ended September 30, 2010, increased as a result of stronger demand for the company’s electronic cigarette products, which saw the company grow its distribution capacity and reach through both internal sales and through third party distributors. With these new relationships, the company is in a position to serve over 200,000 convenience stores, gas stations and tobacco shops.
Net income decreased as sales to brick and mortar businesses and sales through third party distributors are lower margin sales than products sold direct to the consumer over the company’s website and the company spent approximately $1.4 million in the nine months ended September 30, 2010, an increase of $1.1 million over the same period last year, on marketing and branding activities, including advertising, public relations and other initiatives designed to elevate the company’s public profile and to increase the visibility of the Company’s electronic cigarette brands.
About Vapor Corp.
Vapor Corp. (OTCBB: VPCO), is a marketer and distributor of electronic cigarettes, whose brands include Fifty-One™, Krave™, EZ Smoker™, Green Puffer™, and Smoke Star™ brands. Electronic cigarettes are electronic devices that vaporize a liquid solution, which simulate a smoking experience without the burning of tobacco, and as such, no smoke or noxious odor is dispelled from the device. The company currently sells its electronic cigarettes internationally and domestically through distributors, wholesalers and direct to consumers through its websites and direct response television marketing efforts. For more information, please visit: http://smoke51.com or http://www.vapor-corp.com.
INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS — This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Vapor Corp. to control. Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995 that are not historical facts, but rather reflect Vapor Corp.’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward- looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Vapor Corp. (or entities in which Vapor Corp. has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward- looking statements, which reflect management’s view only as of the date of this news release. Vapor Corp. undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances. Vapor Corp. encourages the public to read the information provided here in conjunction with its most recent filings on Form 10-K and Form 10-Q. Vapor Corp.’s public filings may be viewed at http://www.sec.gov.
CONTACT: | |Vapor Corp.| | Kevin Frija | | President | | 888-766-5351